Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-256322

October 22, 2021

AMTD Digital Inc.

AMTD Digital Inc., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may obtain these documents and other documents that the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by contacting AMTD Global Markets Limited, at 23/F Nexxus Building, 41 Connaught Road Central, Hong Kong, Attention: ECM Department, by calling +852 3163-3288, or via email: ibd.project.genesis3@amtdglobalmarkets.com, Loop Capital Markets LLC, at 111 West Jackson Boulevard, Suite 1901, Chicago, IL 60604, U.S.A., Attention: ECM Department, by calling +1 (312) 913-4900, or via email: LoopECM@loopcapital.com, Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, U.S.A., Attention: Clifford A. Teller, by calling +1 (212) 895-3745, or via email: ecitarrella@maximgrp.com, or Livermore Holdings Limited, at Unit 1214A, 12/F, Tower II Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Kowloon, Hong Kong, Attention: ECM Department, by calling +852 3704-9511, or via email: project@livermore.com.hk. You may also access the Company’s most recent prospectus dated October 22, 2021, which was included in Amendment No. 8 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on October 22, 2021, or Amendment No.  8, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1809691/000119312521304818/d943653df1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 8. All references to page numbers are to page numbers in Amendment No. 8.

(1) Insert a new paragraph to be the ninth paragraph on the front cover of the prospectus and to read as follows:

As of the date of this prospectus, no transfer of cash or other types of assets has been made between our Cayman Islands holding company and subsidiaries. Our Cayman Islands holding company has not declared or paid dividends in the past given the early development stage of our businesses, nor any dividends or distributions were made by a subsidiary to the Cayman Islands holding company. We intend to have our holding company distribute dividends in the future, but we do not have a fixed dividend policy. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. See “Risk Factors—Risks Relating to Our ADSs and This Offering—Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on price appreciation of the ADSs for return on your investment.” If needed, cash can be transferred between our holding company and subsidiaries through intercompany fund advances, and there are currently no restrictions of transferring funds between our Cayman Islands holding company and subsidiaries in Hong Kong and Singapore. Two of our subsidiaries are subject to paid-up capital requirements, and we must consider their financial conditions in any distribution of the earnings to their respective holding companies. There are no significant restrictions on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors. See “Summary Consolidated Financial Data—Cash Transfers and Dividend Distribution.”

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